Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CEO Approval___
For Further Information Contact:
          Stuart Uselton
          Vice President
          Treasurer
          704-940-7832
CATO REPORTS 1Q EPS UP 12%
Provides 2Q Guidance

Charlotte, NC (May 16, 2006) — The Cato Corporation (NYSE: CTR) today reported net income of $20.8 million or $.65 per diluted share for the first quarter ended April 29, 2006, compared to net income of $18.4 million or $.58 per diluted share for the first quarter ended April 30, 2005. Net income increased 13% and earnings per diluted share increased 12% from the prior year. Sales for the first quarter were $229.7 million, a 7% increase over sales of $215.1 million for the first quarter last year. The Company’s first quarter comparable store sales increased 2%.
“Our first quarter results slightly exceeded our revised EPS range of $.62 to $.64,” said John Cato, Chairman, President, and Chief Executive Officer. “Gross margin improved over the prior year due to better sell-throughs. We expect second quarter earnings per diluted share to be in the range of $.34 to $.37 versus $.34 last year. For the year, we are estimating earnings per diluted share to be in the range of $1.57 to $1.63 versus $1.41 last year. Comparable store sales are estimated to be in the range of flat to up 2% for the second quarter and balance of the year.”
During the first quarter, the Company opened 11 stores, relocated seven stores, and closed three stores. As of April 29, 2006, the Company operated 1,252 stores in 31 states, compared to 1,188 stores in 31 states as of April 30, 2005.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter and year 2006 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED APRIL 29, 2006 AND APRIL 30, 2005
(Dollars in thousands, except per share data)

	Quarter Ended
	April 29,	%	April 30,	%
	2006	Sales	2005	Sales
REVENUES
Retail sales	$229,741	100.0%	$215,064	100.0%
Other income (principally finance, late fees and layaway charges)	3,319	1.5%	3,863	1.8%

Total revenues	233,060	101.5%	218,927	101.8%

GROSS MARGIN (Memo)	87,628	38.2%	78,630	36.6%

COSTS AND EXPENSES, NET
Cost of goods sold	142,113	61.8%	136,434	63.4%
Selling, general and administrative	54,567	23.8%	49,333	22.9%
Depreciation	5,168	2.3%	5,038	2.3%
Interest expense	10	0.0%	152	0.1%
Interest and other income	(1,552)	-0.7%	(941)	-0.4%

Cost and expenses, net	200,306	87.2%	190,016	88.3%

Income Before Income Taxes	32,754	14.3%	28,911	13.5%

Income Tax Expense	11,955	5.2%	10,495	4.9%

Net Income	$20,799	9.1%	$18,416	8.6%

Basic Earnings Per Share	$0.67		$0.59

Basic Weighted Average Shares	31,084,206		31,104,326

Diluted Earnings Per Share	$0.65		$0.58

Diluted Weighted Average Shares	31,814,193		31,793,139

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 29,	April 30,	January 28,
	2006	2005	2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$25,319	$22,773	$21,734
Short-term investments	95,752	71,472	86,085
Accounts receivable — net	47,791	49,534	49,644
Merchandise inventories	103,145	105,084	103,370
Other current assets	11,379	12,112	10,844

Total Current Assets	283,386	260,975	271,677

Property and Equipment — net	131,516	118,727	124,104

Other Assets	10,799	10,391	10,855

TOTAL	$425,701	$390,093	$406,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$135,515	$128,771	$132,563

Noncurrent Liabilities	32,787	34,268	34,125

Stockholders’ Equity	257,399	227,054	239,948

TOTAL	$425,701	$390,093	$406,636

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